Exhibit 5.3

Our ref SMC/781326-000002/70850597v3	Subject to review and amendment

Waldencast Acquisition Corp.
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

[*] 2022
Waldencast Acquisition Corp.

We have acted as counsel as to Cayman Islands law to Waldencast Acquisition, Inc. (the “Company”) in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, the issue by the Company subsequent to its domestication as a Jersey company (the “Domestication”) of up to 86,462,321 ordinary shares (the “Ordinary Share”) and 17,433,333 warrants, each warrant exercisable to purchase one Ordinary Share, pursuant to the business combination transaction contemplated by the Agreement and Plan of Merger dated as of 15 November 2021 and made among the Company, Obagi Global Holdings Limited and Obagi Merger Sub, Inc., as amended from time to time (the “Agreement”).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 8 December 2020, and the memorandum and articles of association of the Company as registered or adopted on 8 December 2020 (the “Memorandum and Articles”).

1.2
The written resolutions of the board of directors of the Company dated 13 January 2021, 22 February 2021 and 15 March 2021 (together, the “Resolutions”), the minutes (the “Minutes”) of the meetings of the board of directors of the Company held on 13 November 2021 (the “Meeting”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5
The de-registration application filed with the Registrar of Companies in the Cayman Islands on [*] 2022, including a notice pursuant to section 206(2)(c) of the Companies Act (As Revised) (the “Companies Act”) in respect of the proposed registered office or agent for service of process in the jurisdiction of the Domestication, an undertaking pursuant to section 206(2)(i) of the Companies Act that notice of the continuation has been or will be given within twenty-one days to the secured creditors of the Company and an affidavit pursuant to section 206(3) of the Companies Act relating to the matters set out in sections 206(2)(d), (e), (f), (g), (h), (j), (k), (l), and (n) of the Companies Act (the “Affidavit”) (together the “Filings”).

1.6	The Registration Statement.

1.7
The warrant agreement dated 15 March 2021 between the Cayman Company and Continental Stock Transfer and Trust Company and the warrant certificate constituting the Warrants, filed as Exhibit 4.4 to the Registration Statement (the “Warrant Documents”).

1.8
The agreement and plan of merger dated 15 November 2021 between the Cayman Company, Obagi Merger Sub, Inc and Obagi Holdings Limited, filed as Exhibit 2.1 to the Registration Statement (the “Obagi Merger Agreement”).

1.9
The equity purchase agreement dated 15 November 2021 between the Cayman Company, Waldencast Partners LP, Obagi Holdco 1 Limited, Milk Makeup LLC, the members listed therein and the equityholder representative listed therein, filed as Exhibit 2.2 to the Registration Statement (the “Milk Equity Purchase Agreement”, and together with the Warrant Documents and the Obagi Merger Agreement, the “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2
The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the State of New York in respect of the Warrant Agreement and the laws of the State of Delaware in respect of the Obagi Merger Agreement and the Milk Equity Purchase Agreement (together the “Relevant Laws”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3
The choice of the Relevant Laws as the governing law of the Documents (as applicable) has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York in respect of the Warrant Agreement and the courts of the State of Delaware in respect of the Obagi Merger Agreement and the Milk Equity Purchase Agreement (together the “Relevant Jurisdictions”) and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6
The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for the Warrants or the Ordinary Shares.

2.8
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement or the Transaction Documents.

2.9
No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (As Revised) and the Terrorism Law (As Revised), respectively).

2.10	The laws of the jurisdiction of the Domestication do not prohibit the Migration as set out in section 206 of the Companies Act.

2.11
There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Laws or the laws of the jurisdiction of the Domestication.

2.12	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company was duly incorporated as an exempted company with limited liability and, at the date of the Domestication, was validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Company had, immediately prior to the Domestication, all requisite power and authority under the Memorandum and Articles to undertake the Domestication.

3.3	The Company has taken all corporate actions required to authorise the Domestication.

3.4	All steps necessary as a matter of Cayman Islands law to de-register the Company as a Cayman Islands exempted company have been taken by the Company.

3.5
The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised for issue.

3.6
The Company had at the date of execution of the Transaction Documents and at all subsequent times until the Domestication, all requisite power and authority under the Memorandum and Articles and under Cayman Islands law to enter into, execute deliver and perform its obligations under the Registration Statement and the Transaction Documents.

3.7
The execution and delivery of the Transaction Documents have not and do not, and the performance by the Company of its obligations under the Transaction Documents prior to the Domestication did not, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule or regulation applicable to the Company currently in force in the Cayman Islands, or any order or decree of any governmental authority of the Cayman Islands to which the Company or its property is subject.

3.8
The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company, the Transaction Documents have been duly executed and delivered on behalf of the Company and, immediately prior to the Domestication, constituted the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.9
No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)	the execution, creation or delivery of the Transaction Documents by and on behalf of the Company;

(b)	the filing of the Registration Statement with the Commission;

(c)	subject to the payment of the appropriate stamp duty, enforcement of the Transaction Documents against the Company; or

(d)	the performance by the Company of its obligations under the Registration Statement or the Transaction Documents.

3.10
Other than approval of the Registrar of Companies, no orders, authorisations, consents, approvals, licences or validations are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands to authorise the Domestication.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1
The term “enforceable” as used above means that the obligations assumed by the Company under the Transaction Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)
enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(f)
the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles.  Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(g)	arrangements that constitute penalties will not be enforceable;

(h)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)
the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)
we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(l)
a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	The Registrar of Companies has the right to refuse de-registration of a company where he believes that it would be against public interest to do so.

4.3	Applicable court fees will be payable in respect of the enforcement of the Transaction Documents.

4.4	Cayman Islands stamp duty may be payable if the original Transaction Documents are brought to or executed in the Cayman Islands.

4.5
To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.6
The Company must make an entry in its register of mortgages and charges in respect of all mortgages and charges created under the Transaction Documents in order to comply with section 54 of the Companies Act; failure by the Company to comply with this requirement does not operate to invalidate any mortgage or charge though it may be in the interests of the secured parties that the Company should comply with the statutory requirements. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders of Her Majesty in Council and sanctions imposed by Cayman Islands authorities, under Cayman Islands legislation.

4.7
A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.8
In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice.  Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.9
We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents and enforce the remainder of the Transaction Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in the Transaction Documents in this regard.

4.10
We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

4.11
Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.12
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.13
In this opinion letter, the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Units pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder (Cayman) LLP

Waldencast Acquisition Corp.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

[*] 2022

To:
Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Waldencast Acquisition Corp. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.  I hereby certify that:

1	Immediately prior to the Domestication, the Memorandum and Articles remained in full force and effect and were unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3
Each of the Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4
The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles.  The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

5
Immediately prior to the Domestication, the authorised share capital of the Company was US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6	The shareholders of the Company (the “Shareholders”) had not, at any time prior to the Domestication, restricted the powers of the directors of the Company in any way.

7	The directors of the Company at the date of each of the Resolutions were as follows: Michel Brousset, Felipe Dutra and Cristiano Souza

8	The directors of the Company at the date of the Meeting were as follows: Michel Brousset, Felipe Dutra, Cristiano Souza, Sarah Brown, Juliette Hickman, Lindsay Pattison and Zack Werner.

9
The directors of the Company at the date of this certificate are as follows: Michel Brousset, Felipe Dutra, Cristiano Souza, Sarah Brown, Juliette Hickman, Lindsay Pattison, Zack Werner and Aaron Chatterley.

10
The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands until the Domestication and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

11
Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement and the execution of the Transaction Documents, the Company was, able to pay its debts as they fell, or fall, due and has entered into the transactions contemplated by the Registration Statement and the Transaction Documents for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

12
Each director of the Company considers the transactions contemplated by the Registration Statement and the Transaction Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

13	The representations made in the Filings on behalf of the Company to the Registrar of Companies in the Cayman Islands in support of its application to de-register are true and correct.

14	To the best of my knowledge and belief, having made due inquiry, the Affidavit is accurate and complete and has been sworn by a director of the Company in accordance with the Articles and the Minutes.

15
To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

16
To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

17	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

18	The Transaction Documents have been duly delivered on behalf of the Company.

19	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares or the Warrants.

20	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

21
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and the Transaction Documents.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:
Name:	[*]
Title:	Director